Exhibit 10.3

SEAHAWK DRILLING, INC.

EMPLOYMENT/NON-COMPETITION/

CONFIDENTIALITY AGREEMENT

RAYMOND GONZALES

AMENDED AND RESTATED

EMPLOYMENT/NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Seahawk Drilling, Inc.,
a Delaware corporation
5847 San Felipe, Floor 16
Houston, Texas 77057

EMPLOYEE:	Raymond Gonzales
6109 Ravenwood Drive
Pearland, TX 77584

This Employment/Non-Competition/Confidentiality Agreement by and between Seahawk Drilling, Inc. (the “Company”) and Raymond Gonzales (“Employee”) (together the “Parties”), effective as of March 22, 2010 (the “Agreement”), is made on the terms as herein provided.

PREAMBLE

WHEREAS, the Company wishes to secure the services of Employee subject to the contractual terms and conditions set forth herein; and

WHEREAS, Employee is willing to enter into the Agreement upon the terms and conditions and for the consideration set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Parties agree as follows:

AGREEMENT

I.	PRIOR AGREEMENTS/CONTRACTS

Employee represents and warrants to the Company that (i) he has no continuing non-competition, non-solicitation or other similar agreements with any prior employers that have not been disclosed in writing to the Company and (ii) neither the execution of the Agreement by Employee nor the performance by Employee of his obligations under the Agreement will result in a violation or breach of, or constitute a default under the provisions of any contract, agreement or other instrument to which Employee is or was a party.

II.	DEFINITION OF TERMS

Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

2.01	BOARD. The term “Board” means the Board of Directors of the Company.

2.02

CAUSE. The term “Cause” means: (i) the willful and continued failure of Employee substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board believes he has not substantially performed his duties, (ii) willful misconduct materially and demonstrably injurious to the Company, (iii) intentional action, materially and demonstrably injurious to Company, which Employee knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes, or (iv) material violation of one or more of the covenants in Article V (except violation of the covenant not to compete after termination of employment after Change in Control as discussed herein). No act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of Employee to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Company in respect of his position, authority, or responsibility that is contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by Employee. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths of the entire Board at a meeting of the Board called and held (after a notice to Employee identifying in reasonable detail the manner in which Company believes Cause exists and an opportunity for Employee and his counsel to prepare for and to be heard before the Board) for the purpose of considering whether Employee has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for Cause hereunder, finding that, in the good faith opinion of the Board, Employee has been guilty thereof, and specifying the particulars thereof.

2.03	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:

a.

unless otherwise determined by the Board, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:

(i)	any acquisition directly from the Company;

(ii)	any acquisition by the Company; or

(iii)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

b.

during any period of 12 consecutive months, individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

c.

unless otherwise determined by the Board, the consummation of any transaction (including any merger, amalgamation, consolidation or scheme of arrangement), the result of which is that less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such transaction; or

d.	unless otherwise determined by the Board, the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

2.04	CODE. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.05

COMPANY. The term “Company” means Seahawk Drilling, Inc., a Delaware corporation, as the same presently exists, or any and all successors, regardless of the nature of the entity or the state or nation of organization, whether by assignment, reorganization, merger, consolidation, absorption or dissolution. For the purpose of Article V the term “Company” includes all subsidiaries of the Company to the extent such subsidiary is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company. With regard to the determination of the amount or level of the Employee’s compensation and benefits payable hereunder, including annual bonuses and equity incentives, the term “Company” means the Board and/or the Compensation Committee of the Board.

2.06	CONSTRUCTIVE TERMINATION. The term “Constructive Termination” means a Termination by reason of Employee’s resignation for any one or more of the following events:

a.	Employee’s resignation or retirement is requested by the Company other than for Cause;

b.

any material reduction in Employee’s Annual Base Salary, Target Bonus or benefits other than equity or long-term incentive awards or actual bonus award payouts, in all cases as then in effect immediately prior to such reduction;

c.

any circumstance by which the actions of the Company either reduce or change Employee’s title, position, duties, responsibilities or authority to such an extent or in such a manner as to relegate Employee to a position not substantially similar to that which he held prior to such reduction or change and which would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company;

d.	any requirement of the Company that Employee relocate more than 50 miles from downtown Houston, Texas, unless Employee recommended the relocation; or

e.	the material breach by the Company of any provision of the Agreement.

Notwithstanding any provision to the contrary, in order for Employee’s resignation to be deemed a Constructive Termination, (A) Employee must provide, within 60 days following the occurrence of the event that Employee claims constitutes a Constructive Termination, a written notice to the Company that Employee intends to terminate his employment with the Company; (B) the written notice must describe the event constituting the Constructive Termination in reasonable detail; and (C) within 30 days after receiving such notice from Employee, the Company must fail to reinstate Employee to the position he was in, or otherwise cure the circumstances giving rise to the Constructive Termination.

2.07

COVERED TERMINATION. The term “Covered Termination” shall mean the Employee’s Termination for any reason other than (i) Cause, (ii) Voluntary Resignation or (iii) death. Accordingly, a Covered Termination includes the Employee’s Termination by reason of Constructive Termination or Disability or Termination at the end of any “Employment Period” due to non-renewal or failure to extend this Agreement for any reason. Notwithstanding any provision hereof to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period, as defined below (including any extended term), and the Company has no obligation to deliver advance notice of termination.

2.08

CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.09

DISABILITY. The term “Disability” means physical or mental incapacity qualifying Employee for a long-term disability under the Company’s long-term disability plan. If no such plan exists on the date on which a relevant determination is being made, the term “Disability” means physical or mental incapacity as determined by a doctor jointly selected by Employee and the Board qualifying Employee for long-term disability under reasonable employment standards.

2.10	EFFECTIVE DATE. The term “Effective Date” means the date that the Agreement becomes effective and binding.

2.11

MAXIMUM BONUS. The term “Maximum Bonus” shall mean (i) Employee’s maximum bonus under the Company’s annual bonus incentive plan for the fiscal year in which a Covered Termination occurs as determined in accordance with Section 3.04b or (ii) if the Company has not specified a maximum bonus for such year, Employee’s maximum bonus under the Company’s annual bonus incentive plan for the last year in which the Company had specified such a maximum bonus, or (iii) if the Company has not specified a maximum bonus in the year of the Covered Termination or in a previous year, the maximum bonus identified in Section 3.04b.

2.12	SECTION 409A. The term “Section 409A” refers to Section 409A of the Code and applicable Treasury authorities promulgated thereunder.

2.13

TARGET BONUS. The term “Target Bonus” shall mean (i) Employee’s target bonus under the Company’s annual bonus incentive plan for the fiscal year in which a Covered Termination occurs as determined in accordance with Section 3.04b or (ii) if the Company has not specified a target bonus for such year, Employee’s target bonus under the Company’s annual bonus incentive plan for the last year in which the Company had specified such a target bonus, or (iii) if the Company has not specified a target bonus in the year of the Covered Termination or in a previous year, the minimum target bonus identified in Section 3.04b.

2.14	TERMINATION. The term “Termination” means Employee’s “separation from service” with the Company and all of its affiliates as that phrase is defined for purposes of Section 409A.

2.15	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means any Termination by Employee for any reason other than a Constructive Termination.

III.	EMPLOYMENT

3.01

EMPLOYMENT. Except as otherwise provided in the Agreement, the Company hereby agrees to continue to employ Employee, and Employee hereby agrees to remain in the employ of the Company, for the Employment Period. During the Employment Period, Employee shall exercise such position and authority and perform such responsibilities as are commensurate with the position to which he is assigned and as directed by his supervisor. The office, position and title for which Employee is initially employed is that of Senior Vice President—Human Resources. Employee and the Company agree that the Company may re-assign Employee to another office, position and/or title, subject to Employee’s rights under Section 2.06.

3.02	BEST EFFORTS AND OTHER EMPLOYMENT OBLIGATIONS OF EMPLOYEE; BUSINESS EXPENSES; AND OFFICE AND OTHER SERVICES.

a.

During the Employment Period, Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof.

b.

During the Employment Period, Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered “full time” employment. Employee shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities hereunder. Employee shall have the right to make investments in any business provided such investment does not result in a violation of Article V of the Agreement or other applicable Company policies.

c.

Employee acknowledges and agrees that, in connection with his employment relationship with the Company, Employee owes a fiduciary duty to the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

d.

Employee shall not intentionally take any action which he knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the FCPA, as the FCPA may hereafter be amended, and/or its successor statutes.

e.

During and after the Employment Period, Employee agrees to refrain from any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, in each case, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however , that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. During and after the Employment Period, the Company and its affiliates, officers, directors, and authorized representatives and agents agree to refrain from any disparaging comments about Employee; provided, however , that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers, directors, and authorized representatives and agents to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers, directors, and authorized representatives and agents will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

f.

During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company as in effect from time to time. Such reimbursement shall be made subject to the terms and conditions of the Company’s policy on the earlier of (i) the date specified in the Company’s policy or (ii) to the extent the reimbursement is taxable and subject to Section 409A, no later than December 31 of the calendar year next following the calendar year in which the expense was incurred.

g.

During the Employment Period, the Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to Employee’s position and adequate for the performance of Employee’s duties hereunder.

3.03

TERM AND EMPLOYMENT PERIOD. The period of Employee’s employment with the Company (the “Employment Period”) that commenced on the Effective Date will end on the date of Employee’s Termination. The term of this Agreement shall commence on the Effective Date and end on the first anniversary of the Effective Date. On the first anniversary of the Effective Date, and each anniversary thereafter, the Employment Period will be automatically extended for one (1) year such that the Employment Period on the date of each such extension shall be one (1) year; provided, however , that the Company or Employee may give written notice to the other that the Agreement will not be renewed or continued after the next scheduled expiration date which is not less than ninety (90) days after the date that the notice of non-renewal was given. Notwithstanding the above, the Employment Period will expire upon Employee’s Termination for any reason including Covered Termination, Constructive Termination, Disability, death, Cause or Voluntary Resignation. Employee agrees to provide thirty (30) days written notice of any Voluntary Resignation. Immediately upon Termination, Employee agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04	COMPENSATION AND BENEFITS. During the Employment Period Employee shall receive the following compensation and benefits:

a.

The Company will pay or cause to be paid to Employee an annual base salary of not less than $250,000.00, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company’s regular executive compensation practices (such salary, as in effect from time to time, the “Annual Base Salary”). The Board will review the Annual Base Salary at least annually.

b.

Employee will be eligible to participate in an annual bonus plan at a target bonus award level of no less than 50% of Annual Base Salary and at a maximum bonus award level of 100% of Annual Base Salary (such annual bonus, as in effect from time to time, the “Annual Bonus”), it being understood that the performance criteria and actual bonus awards are determined by the Company in its discretion and bonus amounts are not guaranteed.

c.

Employee will be eligible to participate on a reasonable basis, subject to the Company’s discretion as to the level of actual awards, in stock option, equity and incentive compensation plans which provide opportunities to receive compensation in addition to Employee’s Annual Base Salary and Annual Bonus.

d.

Employee will be entitled to participate in employee welfare and qualified plans (including, but not limited to, 401(k), life, health, accident and disability insurance and disability benefits), and to receive perquisites, to the extent offered by the Company generally to its senior executives.

e.

Employee will receive paid vacation days each year to the same extent as provided to employees with comparable duties, in accordance with Company policy and practices, but in no event will this vacation benefit be less than four (4) weeks per year.

3.05

TERMINATION PRIOR TO CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period (including any extended term). In the event of any Covered Termination that does not entitle Employee to payments and benefits under Article IV, the Company shall, sixty (60) days following such Covered Termination, or at such other time(s) specified in this Section 3.05 or Section 6.03, and in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay or provide (or cause to be paid or provided) to Employee (or his designee or estate, as determined under Section 6.10, in the event of death after Covered Termination and prior to satisfaction of the Company’s obligations in this Section 3.05):

a.

An amount equal to one (1) full year of his Annual Base Salary in effect on the date of Covered Termination, which Annual Base Salary for these purposes is defined as 12 times the gross monthly salary in effect for Employee immediately preceding his date of Covered Termination.

b.

The Company shall provide to Employee, Employee’s spouse and Employee’s eligible dependents who were covered under the Company’s welfare plans immediately prior to the date of Employee’s Covered Termination for a period of one (1) full year following the date of Employee’s Covered Termination, health insurance coverage which is comparable to that provided to similarly situated active senior executives at a cost to Employee as if he had remained a full time employee. If Employee dies during such term, health insurance coverage being provided under this Section will continue to be provided to Employee’s spouse and eligible dependents until the date that is one (1) year after the date of Employee’s Covered Termination.

c.

An amount equal to the sum of (i) one (1) times the Target Bonus, plus (ii) if Employee experiences a Covered Termination on or after January 1st, but before the date on which awards are paid, if any, pursuant to achievement of performance goals set under the Company’s annual bonus incentive plan for the year immediately preceding the year in which Employee’s Covered Termination occurs, an amount, subject to the Company’s discretion as set forth under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan, equal to the amount Employee would have earned if Employee had remained employed with the Company until the date such awards would otherwise have been paid, plus (iii) a pro-rata portion of the award for the year in which the Covered Termination occurs, if any, earned by the achievement of performance goals set under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan; provided, however, that if Employee has timely deferred his applicable award under a Company plan, such payment due Employee under this subparagraph shall be paid in accordance with the terms of the deferral.

d.

All equity awards that are outstanding as of the date of Covered Termination shall immediately vest in full and any option award that is outstanding as of the date of Covered Termination shall be amended to the extent necessary to provide that any options outstanding under such option award shall remain exercisable until the earliest of the third anniversary of the date of the Covered Termination, the latest date upon which the option would have expired under any circumstances under its original terms or the 10th anniversary of the original date of grant of the option.

e.

The “Compensation and Benefits” Section hereof shall be applicable in determining the payments and benefits due Employee under this Section and if Covered Termination occurs after a reduction in all or part of Employee’s total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this Section shall be based upon his compensation and benefits before the reduction.

f.

If any provision of this Section cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit or other plan or arrangement of the Company because Employee has ceased to be an actual employee of the Company, due to insufficient or reduced credited service based upon his actual employment by the Company or because the plan or arrangement has been terminated or amended after the Effective Date, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Employee, his dependents, beneficiaries and estate as if Employee’s employment had not been terminated.

g.

The Company’s obligation under this Section to pay or provide health insurance coverage to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer; provided, however, that Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as, to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

Notwithstanding any provision herein to the contrary, if Employee has not delivered to the Company an executed Release on or before the fiftieth (50th) day after the date of Covered Termination, Employee shall forfeit all of the payments and benefits described in this Section 3.05; provided however, that Employee shall not forfeit such amounts if the Company has not delivered to Employee the required form of Release on or before the 25th day following the date of Covered Termination. If Employee delivers to the Company an executed and irrevocable Release in a timely manner, subject to Section 6.03, the Company shall pay the Employee the benefits required hereunder in a timely manner without undue delay.

A sample form of Release is attached as Exhibit A. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company reasonably deems necessary in order to effectuate a full and complete release of claims related to Employee’s employment against the Company, its affiliates, officers and directors and to delay payment until timely execution of the Release without revocation.

For the avoidance of doubt and to avoid duplication of benefits, to the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.

3.06

PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the Termination is for Cause, the Company will have the right to withhold all payments other than what is accrued and owing with respect to base salary, unreimbursed reasonable business expenses and under the terms of any employee benefit plan maintained by the Company.

IV.	CHANGE IN CONTROL

4.01

EXTENSION OF TERM AND EMPLOYMENT PERIOD. The Employment Period and term of this Agreement shall be immediately and without further action extended for a term of two (2) years following the effective date of the Change in Control and will expire at 11:59 p.m. on the date immediately preceding the second anniversary of the Change in Control. Thereafter, the Employment Period and term of this Agreement will automatically extended for successive terms of one (1) year commencing on each such anniversary, unless terminated, all in the manner specified in Section 3.03.

4.02

TERMINATION AFTER A CHANGE IN CONTROL. If Employee has a Covered Termination within two (2) years after the date of a Change in Control, the Company shall pay or provide (or cause to be paid or provided) to Employee all payments and benefits specified in Section 3.05 hereof at the same time and in the same manner therein specified (including the condition of timely execution of a Release and subject to Section 6.03) except as amended and modified below:

a.	The salary specified in Section 3.05a will be paid based upon a multiple of two (2) years (instead of one (1) year).

b.

Health insurance specified in Section 3.05b will be provided until (i) Employee becomes reemployed and receives similar benefits from a new employer or (ii) two (2) years after the date of the Covered Termination, whichever is earlier.

c.

An amount equal to two (2) times the Maximum Bonus, plus the amounts listed in Sections 3.05c(ii) and (iii); provided, however, that if Employee has timely deferred his applicable award under a Company plan, such payment due Employee under this subparagraph shall be paid in accordance with the terms of the deferral.

d.

All other rights and benefits specified in Section 3.05, including the vesting and extension of the exercise period of any equity awards as described in Section 3.05d and payment provisions of Section 3.05f.

The Parties agree that in the event of a Change in Control, no later than the date of, but prior to, the Change in Control, the Company shall deposit the amounts specified in Section 4.02a and Section 4.02c. into an irrevocable grantor trust, established by the Company prior to the Change in Control with a duly authorized bank or corporation with trust powers (“Rabbi Trust”). The expenses of such Rabbi Trust shall be paid by the

Company. Any amounts due to Employee under this Section 4.02 shall first be satisfied by the Rabbi Trust and the remaining obligations shall be satisfied by the Company at the same time and in the same manner described in Section 3.05.

V.	NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION

5.01

CONSIDERATION. The Company has provided and promises to continue to provide Employee with the Company’s trade secrets and other confidential information, along with personal contacts, that are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.

a.

Employee, therefore, agrees that in exchange for the Company providing and its promise to continue to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.

In addition to the consideration described in Section 5.01a, the Parties agree that (i) fifteen percent (15%) of Employee’s Annual Base Salary and Annual Bonus, if any, paid and to be paid to Employee and (ii) one hundred percent (100%) of the payments and benefits, including Employee’s right to receive the same, under Section 3.05, shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.

5.02

NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during the Employment Period and for a period of six (6) months after the end of the Employment Period (unless Employee is terminated after a Change in Control with the right to payments and benefits under Article IV, in which event there will be no covenant not to compete and the non-compete covenants and obligations herein will terminate on the date of Termination), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

a.

work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in Section 5.02e and (ii) actually competes with the Company; or

b.

provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within one (1) year preceding Employee’s Termination, to or from any person, firm or entity which was a Customer for such products or services of the Company during the one (1) year preceding such Termination from whom the Company had solicited business during such one (1) year; or

c.

actively solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.

directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within one (1) year after the date of Termination or within one (1) year after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier.

e.

The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within one hundred (100) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the one hundred (100) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

5.03

CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company has in the past and will, of necessity, continue to provide him with special knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make any use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the Parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to or known by the general public, in any case other than as a result of Employee’s breach of this covenant. Employee further agrees that he will, upon Termination, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by

Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after Termination. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Employee from complying with applicable federal and/or state laws. Notwithstanding any of the foregoing, Employee will not be liable for any breach of these confidentiality provisions if Employee discloses any such information as required by any subpoena or other legal process or notice or in any disposition, judicial or administrative hearing, or trial or arbitration (though Employee shall, to the extent permitted, give the Company notice of any such subpoena, process, or notice and will cooperate with all reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the information required to be disclosed).

5.04

COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:

a.

the terms and provisions of the Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under the Agreement is not illusory;

c.

the consideration given by the Company under the Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 5.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and

d.

the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:

(i)

the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with this Article V of the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.

5.05

TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.05 of the Agreement. If Employee is terminated after a Change in Control with the right to payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

5.06

REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed by a court of competent jurisdiction to exceed the time, geographic or occupational limitations permitted by the applicable law, such court may reform such provisions to the maximum time, geographic or occupational limitations permitted by the applicable law. Employee and the Company agree that such provisions as reformed shall be and are hereby binding and enforceable, and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

5.07

RETURN OF CONSIDERATION. Employee specifically recognizes and affirms that the non-competition obligations set out in Section 5.02 are material and important terms of the Agreement, and Employee further agrees that should all or any part of the non-competition obligations described in Section 5.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Employee and the Company, the Company shall be entitled to the immediate return and receipt from Employee of all consideration described in Section 5.01b, including interest on all amounts paid to Employee under Section 5.01b at the maximum lawful rate.

5.08

ASSISTANCE WITH LEGAL PROCEEDINGS. Employee agrees that during the Employment Period and for two (2) years after the Employment Period, Employee will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any of its affiliates or subsidiaries is then or may become involved, and shall cooperate in a timely manner, including but not limited to cooperation with the Board or the Company’s officers, counsel, regulators and auditors, with respect to all internal investigations with respect to which Employee may have relevant information; provided, however , that no additional compensation shall be paid or payable to Employee for these services.

VI.	GENERAL

6.01	ENFORCEMENT COSTS.

a.

If at any time after the Effective Date, (x)(A) it should appear to Employee that (1) the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under the Agreement for the reason, (i) the Company regards the Agreement to be void or unenforceable, (ii) that Employee has violated the terms of the Agreement, or (iii) for any other reason, (2) that the Company (i) has purported to terminate, or is in the course of terminating

Employee’s employment for Cause, or (ii) is withholding or is threatening to withhold payments or benefits, contrary to the Agreement, or (B) if the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Employee the benefits provided or intended to be provided to him hereunder, and (y) Employee has acted in good faith to perform his obligations under the Agreement, then the Company irrevocably authorizes Employee from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder including, without limitation, representation in connection with termination of his employment or withholding of benefits or payments contrary to the Agreement or with the initiation or defense of any litigation or any other legal action, whether by or against Employee or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall not withhold the periodic payments of attorney’s fees and expenses hereunder based upon any belief or assertion by the Company that Employee has not acted in good faith or has violated the Agreement. If the Company subsequently establishes to a court of competent jurisdiction that Employee was not acting in good faith and has violated the Agreement, Employee shall reimburse the Company for any and all amounts paid to Employee due to his actions not based on good faith and in violation of the Agreement. The reasonable fees and expenses of counsel selected from time to time by Employee hereinabove provided shall be paid or reimbursed to Employee by the Company, on a regular, periodic basis within thirty (30) days after presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices; provided however that any such statement must be presented to the Company no later than six (6) months after the expense was incurred. Notwithstanding the foregoing, unless a Change in Control has occurred and Employee has experienced a Termination within two (2) years after such Change in Control, Employee shall be entitled to a maximum reimbursement of $50,000 in the calendar year in which Employee’s Termination occurs and $100,000 in each of the next two succeeding calendar years and any amount not used in one year shall not carry over to the next year. The right to reimbursement pursuant to this Section 6.01a is not subject to liquidation or exchange for another benefit. Employee shall not be entitled to reimbursement under this Section 6.01a if he has executed a Release and the request for reimbursement relates to claims waived or released under the Release.

b.

If a bona fide dispute regarding the right to, or amount of, benefits potentially payable to Employee pursuant to this Agreement, failure to timely execute a Release as described in Section 3.05 shall not cause the forfeiture of such benefits, pending a full or partial settlement of the matter between the Company and Employee or a final nonappealable judgment thereon.

6.02

INCOME, EXCISE OR OTHER TAX LIABILITY. Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under the Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Code as described below, which would cause additional tax liability to be imposed.

a.

The Company may withhold from any benefits and payments made pursuant to the Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

b.

Notwithstanding any contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under the Agreement, either alone or together with other payments and benefits which Employee receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce Employee’s payments and benefits payable under the Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Employee under the Agreement, plus (ii) all other payments and benefits which Employee receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall be those that provide Employee the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata.

c.

All determinations required to be made under Section 6.02b shall be made by the accounting firm that was the Company’s independent auditor prior to the Change in Control or any other third party acceptable to Employee and the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Employee.

6.03

SECTION 409A. The Agreement is intended to comply with the provisions of Section 409A and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed, provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

a.

With respect to life insurance coverage, Employee shall pay the full cost of such coverage and the Company shall reimburse to Employee the amount of the cost of the coverage that is in excess of the then active employee cost for such coverage. With respect to any group health plan, for the period of time during which Employee would be entitled (or would, but for this Agreement, be entitled)

to continuation coverage under a group health plan of the Company under Section 4980B of the Code if Employee elected such coverage and paid the applicable premiums (generally, 18 months), Employee shall pay the amount of the applicable premium as required under Section 3.05b or 4.02b, as applicable, on a monthly basis, and thereafter, Employee shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly basis, provided that the Company shall reimburse Employee the excess of costs, if any, above the amount of the applicable premium as required under Section 3.05b or 4.02b, as applicable. Any reimbursements by the Company to Employee required under this paragraph shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Employee; provided that, before such reimbursement, Employee has submitted or the Company possesses the applicable and appropriate evidence of such expense(s). Any reimbursements provided during one taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement under this Section 6.03a shall not be subject to liquidation or exchange for another benefit or payment.

b.

If Employee is a “specified employee,” as such term is defined in Section 409A, at the time of Employee’s Termination, any payments, reimbursements or benefits payable as a result of Employee’s Termination shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. Any payments and benefits that otherwise would have been paid or provided following Employee’s Termination and that are subject to this delay of payment under Section 409A shall, during such delay period, be accumulated and paid in a lump sum at the earliest date which complies with the requirements of Section 409A. In the case of any payments due under Section 4.02 that must be delayed as provided under this Section, such payments shall be accumulated in the grantor trust as provided in Section 4.02 and paid in a lump sum as provided in Section 4.02, at the earliest date which complies with the requirements of Section 409A.

c.

If a payment or provision of any benefit hereunder is subject to additional taxation under Section 409A, the Parties agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest tax.

6.04

NO DUPLICATION OF BENEFITS. Employee shall be entitled to one, and only one, of the payments and benefits described in Section 3.05 or Section 4.02, as applicable to the circumstances of Employee’s Termination.

6.05

REFORMATION DUE TO LAW DEVELOPMENTS. Employee acknowledges that the Company’s tax consequences as a result of Employee’s compensation under the Agreement are of significant interest to the Company and that developments involving relevant tax laws, rules and regulations could unfavorably impact the Company’s tax consequences. Employee agrees that he is obligated to consider in good faith any proposal by the Company to revise or reform his compensation structure hereunder if the Company advises Employee that such compensation structure has or will result in unfavorable tax consequences to the Company.

6.06

NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement. Except as explicitly provided in this Agreement, it is intended that any compensation or benefits, including equity or incentive compensation, which the Employee may be or is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company prior to, upon or subsequent to a Change in Control or the date of Termination shall be payable or otherwise provided or governed in accordance with such plan, program, policy or practice or contract or agreement.

6.07

NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.08

NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.09

ENTIRE AGREEMENT; AMENDMENT. The Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

6.10

SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement.

6.11

GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

6.12

VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings under this Agreement and any other agreement with the Company with respect to Employee’s employment, compensation, non-competition, confidentiality, accrual of payments or any form of compensation or benefits from the Company are concerned will be in the U.S. District Court for the Southern District of Texas, Houston Division.

6.13	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

6.14

SEVERABILITY; PARTIAL INVALIDITY. In the event that any provision, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the Parties, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.15	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.16

NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee of such Board of Directors, the Company has caused these presents to be executed in its name and on its behalf.

EXECUTED in multiple originals and/or counterparts as of the date set forth below.

Date:	March 10, 2010	/s/ Raymond Gonzales
Raymond Gonzales, Senior Vice President - Human Resources

SEAHAWK DRILLING, INC.

		By:	/s/ Randall D. Stilley
Randall D. Stilley, President
		Date:	March 15, 2010

EXHIBIT A

WAIVER AND RELEASE

Pursuant to the terms of my Employment Agreement with Seahawk Drilling, Inc., and in exchange for the payment of $ which is the cash amount payable pursuant to [Section ] of the Agreement and benefits as provided in [Section ] of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) Seahawk Drilling, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to [Section ] of the Agreement, rights under [Section ] of the Agreement and the rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”).

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least [            ] days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

A-1

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number: , in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company’s Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

Employee’s Social Security Number

A-2